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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333-_______) and related Prospectus of Vivra Incorporated for the registration of $158,545,000 aggregate principal amount of 5% Convertible Subordinated Promissory Notes Due 2001, together with 4,261,962 shares of Common Stock, par value $.01 per share, of the Company, into which such Notes are convertible, and to the incorporation by reference therein of our following reports: (1) our report dated June 7, 1996 with respect to the consolidated financial statements and schedule of Vivra Incorporated included in its Current Report on Form 8-K dated June 13, 1996; (2) our report dated September 20, 1996 with respect to the supplemental consolidated financial statements and schedule of Vivra Incorporated included in its Current Report on Form 8-K dated September 24, 1996; (3) our report dated May 9, 1996 with respect to the combined financial statements of Portsmouth Medical Specialists, Inc. and Churchland Renal Center Inc. appearing in the Company's Current Report on Form 8-K dated September 24, 1996; and (4) our report dated May 31, 1996 with respect to the financial statements of Cooper, Moody, Altschuler, Chizner, Dennis and Niederman, P.A. d/b/a The Greater Ft. Lauderdale Heart Group, appearing in the Company's Current Report on Form 8-K dated September 24, 1996.

                                                         ERNST & YOUNG LLP

Los Angeles, California
October 2, 1996